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                                                                 EXHIBIT 10.1


                                  AMENDMENT #2
                                       to
             TECHNOLOGY COOPERATION AGREEMENT, INCLUDING AMENDMENT
                                       OF
                          OEM/SOURCE LICENSE AGREEMENT


     This Amendment #2 is made as of January 21, 1997 between Microsoft Corporation, a Washington corporation having its principal place of business at 1 Microsoft Way, Redmond, Washington ("Microsoft") and Spyglass, Inc., an Illinois corporation located at 1240 East Diehl Road, Naperville, Illinois 60563 ("Spyglass").

                                    Recitals

     A. WHEREAS, Microsoft and Spyglass have entered into an OEM/Source License Agreement effective December 9, 1994, as amended by the parties in Amendment #1 effective September 26, 1995, and as further amended by the Technology Cooperation Agreement, Including Amendment of OEM/Source License Agreement effective December 6, 1995, amended by the parties in Amendment #1 effective September 30, 1996, regarding the license to and distribution by Microsoft of Spyglass' and NCSA's Mosaic browser software and related technology (collectively, the "Contract").

     B. WHEREAS, Microsoft and Spyglass wish to clarify the amount of royalties owed to date by Microsoft to Spyglass for distribution of Licensed Product (including that form of Licensed Product distributed as Standalone Product) licensed to Microsoft by Spyglass under the Contract.

     C. WHEREAS, Microsoft and Spyglass wish to convert all payments made and/or otherwise to be made by Microsoft to Spyglass (whether per unit royalties, prepaid royalties, minimum commitments or otherwise) to the consideration specified herein, in exchange for a fully paid up license for Licensed Software (including Standalone Product) as specified herein.


                                   Agreement

     NOW THEREFORE, the parties agree as follows:

     1. Microsoft shall pay to Spyglass the additional sum of Seven Million, Five Hundred Thousand Dollars ($7,500,000) (the "BuyOut Amount") on or before seven business (7) days after the date of this Amendment.

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     2.  Microsoft shall provide Spyglass with up to Five Hundred Thousand
Dollars ($500,000) of software (a) commercially released and/or distributed by Microsoft and (b) and/or product maintenance, valued at estimated street price, provided that Spyglass places its order or orders for such software no later than the second anniversary of this Amendment.

     3. Spyglass shall issue two press releases no later than January 23, 1997, substantially in the form as attached hereto as Exhibits A and B, respectively, and, if changed from such form, Microsoft shall approve in writing such changes to the final form and text of both releases prior to their release. In the event that Microsoft does not approve such changes, and such changed releases are made available to any third party, this Amendment shall be automatically rescinded, and shall be of no legal force or effect.

     4. In consideration of and upon full payment by Microsoft to Spyglass of the sum of Ten Million, Six Hundred Thousand Dollars ($10,600,000)
(composed of the BuyOut Amount, Two Million, Seven Hundred Thousand Dollars ($2,700,000) which has been paid by Microsoft to Spyglass, and Four Hundred Thousand Dollars ($400,000) which will be paid on or before February 15) and other consideration as specified in paragraphs 2 and 3 above, Spyglass shall be deemed to have granted to Microsoft a fully paid up, perpetual, irrevocable license to the Licensed Product (including the Standalone Product), and associated trademark, for use by Microsoft pursuant to the terms of Section 2 of the Contract. Consequently, Section 1.3 (Royalties for Standalone Product) of that portion of the Contract known as the Technology Cooperation Agreement, Including Amendment of OEM/Source License Agreement, is deleted in its entirety, however Microsoft shall have a license for the Standalone Product as specified by the definition of the term in Section 1.1(a) of such Agreement and pursuant to Section 2 of the December 9, 1994 Agreement as subsequently amended by other Contracts.

     5. Spyglass, on behalf of itself and each of its current or former subsidiaries, affiliates, legal representatives, agents, shareholders, directors, officers, employees, predecessors, successors and assignees (collectively the "Spyglass Releasors"), hereby releases and forever discharges Microsoft and each of its current of former subsidiaries, affiliates, legal representatives, agents, insurers, shareholders, directors, officers, employees, predecessors, successors and assignees (collectively the "Microsoft Releasees") from any, every and all claims, actions, causes of action, suits, liabilities, or demands, of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which the Spyglass Releasors may have against any or all of the Microsoft Releasees arising in whole or in part out of any of all prior dealings between the parties including without limitation those related in any way to the Contract and/or those dealings described in Recital B above.

     6. Microsoft, on behalf of itself and each of its current or former subsidiaries, affiliates, legal representatives, agents, shareholders, directors, officers, employees, predecessors, successors and assignees (collectively the "Microsoft Releasors", hereby releases and forever discharges Spyglass and each of its current or former subsidiaries, affiliates, legal representatives, agents, insurers, shareholders, directors, officers, employees, predecessors, successors and assignees (collectively the "Spyglass Releasees") from any, every and all claims,

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actions, causes of action, suits, liabilities, or demands, of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which the Microsoft Releasors may have against any or all of the Spyglass Releasees arising in whole or in part out of any or all prior dealings between the parties including without limitation those related to Spyglass public statements regarding Microsoft's performance pursuant to the Contract.

     7. The Spyglass Releasors, and each of them, agree that they will not sue, or otherwise prosecute the Microsoft Releasees with respect to the claims released in paragraph 5 of this Amendment. The Microsoft Releasors, and each of them, agree that they will not sue, or otherwise prosecute the Spyglass Releasees with respect to the claims released in paragraph 6 of this Amendment.

     8.  Microsoft and Spyglass each hereby represent and warrant that:

     (a) the person or persons executing this Amendment has full power and authority to bind the person signing or on whose behalf he or she signs this Amendment, and each is duly authorized to execute and deliver this Amendment;

     (b) upon execution and delivery of this Amendment, this Amendment will have been duly entered into by each Releasor, will constitute as against all and each Releasee a valid, legal and binding obligation of each Releasor enforceable against him, her or it in accordance with the terms herein;

     (c ) it has not heretofore assigned, transferred or subrogated or purported to assign, transfer, or subrogate, to any person or entity any of the claims released in paragraphs 5 and 6, respectively.

     9. Except for press releases as approved as specified in paragraph 3, the parties shall maintain the confidentiality of the terms of this Amendment, including without limitation the fact that financial consideration is being paid or the amount or magnitude thereof, until such time as disclosure is required by compulsion of legal process or an order of a court of competent jurisdiction or to the extent that disclosure is necessary to report financial information to Federal and/or State taxing or securities regulatory authorities. Except for press releases approved as specified in paragraph 3, neither party shall issue a press release or otherwise solicit or initiate media coverage related to the negotiation and/or terms of this Amendment, and neither party shall disparage the name of the other related to matters arising out of the Contract.

     10. The parties hereby agree to perform all further acts and to execute all documents necessary or desirable to effect the terms of this Amendment.

     11. This Amendment shall be interpreted under the laws of the State of Illinois, without regard to conflict of law principles.

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     12.  This Amendment and the Contract constitute the entire agreement among the parties hereto related to the subject matter hereof. All other prior agreements, representations, correspondence, discussions and understandings of the parties are merged herein and made a part hereof. Except as otherwise provided herein, all terms and conditions of the Contract shall remain in full force and effect. This Amendment shall not be amended or modified in any way except in writing signed by the parties hereto. Each of the parties understands that if any fact with respect to any matter covered by this Amendment is found to be other than, or different from, the facts now believed by them to be true, each of the parties expressly accepts and assumes the risk of some possible difference in fact and agrees that this Amendment shall be and remain in effect as between the parties, notwithstanding such differences in fact.

     13. Each of the parties agrees to pay its own attorneys' fees arising out of this Amendment.

     14. Unless otherwise defined, all capitalized terms used herein shall have the same meaning as in the Contract.

     15. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     16. This Agreement my be executed in counterparts and such counterparts shall be deemed to constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.


MICROSOFT CORPORATION                     SPYGLASS, INC.




By: /s/ Paul Maritz                       By: /s/ Doug Colbeth
-------------------------------           -----------------------------------
Print Name: Paul Maritz                   Print Name: Doug Colbeth
-------------------------------           -----------------------------------
Title: Group VP                           Title: President
------------------------------            -----------------------------------



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                                   EXHIBIT A
                                       to
                                  Amendment #2
                                       to
             Technology Cooperation Agreement, Including Amendment
                                       of
                          OEM/Source License Agreement


               FOR IMMEDIATE RELEASE        CONTACT: Randy Pitzer
               ---------------------
                                                     630.245.6500
                                                     Amanda Stokes
                                                     630.245.6512
                                                     Spyglass, Inc.


SPYGLASS(R) ANNOUNCES EXTENSION OF STRATEGIC RELATIONSHIP WITH
MICROSOFT(R) FOR THE BURGEONING DEVICE MARKETPLACE

Naperville, Ill. -- Wednesday, January 22, 1997 - Spyglass Inc. announced today that it and Microsoft Corp. are extending the Internet technology relationship they formed over two years ago to now focus on open standards for the embedded systems marketplace.

The companies intend to work together on open standards for such important issues as HTML for TVs and other devices. In addition, both companies intend to evaluate each other's technology for potential cross-licensing and distribution purposes. Spyglass also announced that its Professional Services group will perform integration services for the Microsoft Windows(R) CE operating system.

Additionally, Spyglass announced that its entire line of Infrastructure Server products, introduced several weeks ago as part of its new product strategy for the device market, will be offered for use on Windows NT(R), including Spyglass' revolutionary content conversion technology for devices. Spyglass also announced that the Spyglass MicroServer, an embeddable device Web server, will run on Windows CE.

"We are pleased to extend our relationship with Spyglass," said Paul Maritz, Microsoft's Group VP. "Our relationship was important to both companies' initial success in the Internet market

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and we expect this extension to be just as successful as we begin to realize the great potential of the embedded systems market."

"The market opportunity for devices that need to connect to the Web for both viewing and serving up content is tremendous," said Douglas Colbeth, Spyglass president and CEO. "This market not only requires Spyglass to develop core technologies but to work with leading technology companies like Microsoft because the device manufacturers need a wide array of technology and integration services to create solutions."

SPYGLASS INC.

Spyglass Inc. (NASDAQ: SPYG) provides software and services to make devices work with the World Wide Web. Among Spyglass' OS device customers are Integrated Systems, Inc., Lynx Real-Time Systems, Inc., Microware Systems Corp. and QNX Software Systems, Ltd. Other customers include BellSouth, Computer Associates, Inc., Digital Equipment Corp., IBM Corp., Microsoft Corp., Oracle Corp. and WebTV. Spyglass headquarters are located at 1240 E. Diehl Road, Naperville, Ill. 60563; telephone: 630.245.6500; fax: 630.245.6693; press email inquiries: rpitzer@spyglass.com; Web server: http://www.spyglass.com.

(January 1997)
Spyglass is a registered trademark of Spyglass, Inc. The Spyglass logo and "Make the Net Work" are trademarks of Spyglass, Inc. in the United States and other countries. Mosaic is a trademark of the University of Illinois. Microsoft, Windows and Windows NT are registered trademarks of Microsoft Corp. (Other products and brand names are trademarks of registered trademarks of their respective companies.) This release contains information about management's future expectations, plans and prospects which constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors which are discussed in the company's annual report on Form 10-K for the year ended September 30, 1996, which is on file with the SEC.

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                                   EXHIBIT B
                                       to
                                  Amendment #2
                                       to
             Technology cooperation Agreement, Including Amendment
                                       of
                          OEM/Source License Agreement


               FOR IMMEDIATE RELEASE        CONTACT: Randy Pitzer
               ---------------------
                                                     630.245.6500
                                                     Amanda Stokes
                                                     630.245.6512
                                                     Spyglass, Inc.


SPYGLASS(R) REPORTS FIRST QUARTER 1997 FINANCIAL RESULTS; ANNOUNCES RE-STRUCTURING OF MICROSOFT(R) LICENSING AGREEMENT

PROVIDES UPDATE ON PROGRESS IN INTERNET-DEVICE MARKET

Naperville, Ill. -- Wednesday, January 22, 1997 - Spyglass Inc. (NASDAQ: SPYG) today reported financial results for the first quarter of fiscal 1997. The company reported revenues of $3.9 million for the three months ended December 31, 1996, as compared to revenues of $4.8 million for the same period last
year.   The company also reported a net loss of $1.5 million, or 12 cents per share, versus net income of $842,000, or 7 cents per share, for the same period a year ago.

Spyglass also stated that it did not recognize any revenue in the quarter from Microsoft in excess of the minimum quarterly payment due under the license agreement with Microsoft with respect to the licensed Spyglass software used in the Microsoft Internet Explorer product for the Apple Macintosh(R) and Microsoft Windows(R) 3.1. However, Microsoft and Spyglass said today that the two companies had reached agreement for a full buyout of all current and future royalties with a one-time payment of $8 million consisting of $7.5 million in cash and $500,000 in software and maintenance to Spyglass in exchange for the fully paid up license under the terms of the existing license agreement for use by Microsoft of Spyglass Mosaic browser

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technology in Internet Explorer.  Spyglass said it would recognize the revenue from this payment in the second quarter of fiscal year 1997 ending on March 31, 1997.

In a related announcement today, Microsoft and Spyglass said the two companies intended to extend their strategic relationship in the future to develop new technologies, expand distribution of their technologies and work cooperatively on open standards in the embedded systems market.

In October 1996, Spyglass outlined plans for its strategy to establish a leadership position in the Internet-device market, but cautioned that the rapid transition from the desktop to the device market would put pressure on short-term financial results.

During the quarter, Spyglass continued to solidify its leadership position in providing World Wide Web technology to the Real Time Operating System (RTOS) marketplace. In addition, Spyglass began licensing products and services directly to office equipment and consumer electronics companies.

"Events in the quarter indicate our comprehensive strategy to assume a leadership position in the market is working," said Doug Colbeth, Spyglass president and CEO. "In fact, more than half of new revenues booked in the
quarter were device- and infrastructure-related.   We also stepped up
investments in research and development to accelerate the strategy."

FIRST QUARTER EVENTS SPUR STRATEGY TO FOCUS ON INTERNET-DEVICE MARKET

Colbeth explained that first quarter 1997 "marked a critical transition period for Spyglass." The company outlined plans to become the premier provider of technology and professional services within the industry. Several events in the quarter supported this effort:

o ROLLED OUT INTERNET-DEVICE STRATEGY - On December 2, 1996, the company announced the details of a new device strategy designed to provide the connectivity, infrastructure and applications necessary to support multiple devices on-line. Industry analysts have praised it as "cutting edge" and the most comprehensive offering they've seen.
o ADDED NEW RTOS AND DEVICE CUSTOMERS - Several new real-time operating system vendors licensed Spyglass technology including Lynx Real-Time Systems and PowerTV. In addition, the company signed key deals with ViewCall America and WorldGate Communications, both major players in the Web television market.
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o    BUILT EXPERIENCED PROFESSIONAL SERVICES TEAM - The company invested heavily in developing a strong professional services group with core competencies in Java, RTOS development and software development management. The company also announced the addition of Rich Houle, former Sun Microsystems executive, to head up the research and development organization.
o DELIVERED SURFWATCH PROSERVER - During the quarter, Spyglass delivered the first new product in its strategy, the SurfWatch ProServer. Labeled as a "killer app" by the Meta Group, the product is the world's first proxy server with filtering capabilities.
o EXPANDED GLOBAL PRESENCE AND DISTRIBUTION - Spyglass announced Spyglass Direct, a partnership with Unidirect, a major re-seller of computer products, to handle channel sales of Spyglass SurfWatch products, expanding opportunities for the company to concentrate on its device OEM business. Also, Spyglass established European operations and signed a joint-venture with Intercom Inc., Tokyo, to market and sell products in Japan.

Colbeth said that the overall growth in the market is validating the Spyglass' vision. In fact, Jupiter Communications predicts that the Internet device and infrastructure marketplace will triple by the year 2000. Others estimate the embedded software market to be a $5.2 billion industry by the year 2001.


COMPANY TO BUILD ON LEADERSHIP POSITION IN DEVICE MARKET

According to Colbeth, the company will move forward on building its leadership position in a number of ways:

o Focus on three key market segments - consumer, industrial and commercial device manufacturers.
o    Continue to deliver new products.
o Aggressively invest in product development, and in Professional Services, by building further expertise in embedded operating systems and Java.
o Market infrastructure/performance products to on-line device content service providers like Web TV, WorldGate, PowerTV, cable companies, RBOCs, cellular and satellite providers.


"We confirmed a great deal during the quarter that validated our strategy, particularly that this market is very real and holds great potential." Colbeth said. "We are ideally positioned as the premier provider of technology and services to the device marketplace because we are the only vendor that offers comprehensive and OS independent solutions. We are encouraged about opportunities for growth."


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SPYGLASS INC.

Spyglass Inc. (NASDAQ: SPYG) provides software and services to make devices work with the World Wide Web. Among Spyglass' OS device customers are Integrated Systems, Inc., Lynx Real-Time Systems, Inc., Microware Systems Corp. and QNX Software Systems, Ltd. Other customers include BellSouth, Computer Associates, Inc., Digital Equipment Corp., IBM Corp., Microsoft Corp., Oracle Corp. and WebTV Networks. Spyglass headquarters are located at 1240 E. Diehl Road, Naperville, Ill. 60563; telephone: 630.245.6500; fax: 630.245.6693; press email inquiries: rpitzer@spyglass.com; Web server: http://www.spyglass.com.
                                      -30-
(January 1997)
Spyglass is a registered trademark of Spyglass, Inc. The spyglass logo and "Make the Net Work" are trademarks of Spyglass, Inc. in the United States and other countries. Mosaic is a trademark of the University of Illinois. Microsoft, ActiveX and Windows are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. (Other products and brand names are trademarks of registered trademarks of their respective companies.) This release contains information about management's future expectations, plans and prospects which constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors which are discussed in the company's annual report on Form 10-K for the year ended September 30, 1996, which is on file with the SEC.


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